TSX-V: LEO | OTCQB: LCGMF | FRA:QR20

LION COPPER & GOLD REGAINS CRITICAL WATER RIGHTS FOR
YERINGTON COPPER PROJECT

Strategic Settlement Agreement Reached With State of Nevada

Yerington, Nevada - (Newsfile Corp. - March 13, 2025) - Lion Copper and Gold (OTCQB: LCGMF) (CSE: LEO) ("Lion CG" or "the Company") is pleased to announce the successful negotiation of a Settlement Agreement ("the Agreement") with the Nevada Division of Water Resources and the Nevada State Engineer (collectively, the "State") to reinstate previously forfeited water rights essential for the development of the Yerington Copper Project (the "Project").

This Agreement successfully resolves all outstanding legal proceedings related to the forfeiture of specific water rights (see news releases dated July 26, 2021 and September 1, 2023). Under the terms of the Agreement, Lion CG has secured its full allocation of 6,014 acre-feet of primary groundwater water rights designated for mining uses, representing a crucial resource for the Project's advancement.

As a result of this Agreement, the State has officially rescinded its notice of forfeiture, restoring the Company's water rights to good standing. Moving forward, Lion CG will maintain compliance by filing regular applications for extensions of time (EOTs) until the water is put to beneficial use for mining purposes.

The Agreement highlights the value of productive collaboration between private industry and regulatory authorities in promoting sustainable and responsible mining development in Nevada.

Steven Dischler, CEO of Lion CG, states, "We would like to thank the Nevada Division of Water Resources and the Nevada State Engineer for the time and effort they put into working together with us to get this Agreement in place. Having certainty of water represents a major step forward in advancing our Project toward domestic copper production right here in Yerington, Nevada. A key condition of future EOT applications will be Lion CG's demonstration of consistent progress in advancing the Project toward production. We remain fully committed to maximizing the benefits this Agreement unlocks for the State of Nevada, Lyon County and the surrounding communities. We look forward to continuing our collaboration with our regulatory partners and other stakeholders to earn our social license to operate, while positively contributing to the economic growth of Mason Valley and the State of Nevada."

Lion CG confirms it remains on schedule to complete the Project's Pre-Feasibility Study by June 2025 (see news release dated February 4, 2025).

About Lion CG

Lion Copper and Gold Corp. is advancing its flagship copper project in Yerington, Nevada through an Option to Earn-in Agreement with Nuton LLC, a Rio Tinto Venture.

Further information can be found at www.lioncg.com.

On behalf of the Board of Directors

Steven Dischler

Chief Executive Officer
775-463-9600

For more information please contact:

Email: info@lioncg.com
Website: www.lioncg.com

NEWS RELEASE